Exhibit 99.1

8i Acquisition 2 Corp. Announces Approval of Business Combination and Ability of Shareholders to Withdraw Ordinary Shares Tendered for Redemption

Singapore, November 10, 2022 /PRNewswire/ — 8i Acquisition 2 Corp. (NASDAQ: LAX, the “Company”), a special purpose acquisition company, announced today that all proposals presented to shareholders at the special meeting of shareholders held on November 10, 2022 at 10:00 a.m. Eastern Time relating to the Company’s business combination with EUDA Health Limited were approved by shareholders. Holders of Company’s ordinary shares that elected to redeem shares in connection with the Company’s special meeting of shareholders may withdraw such redemption requests by no later than 5:00 p.m. Eastern Time on November 11, 2022. Based on a total of 8,195,770 ordinary shares tendered for redemption in connection the special meeting of shareholders as of 5 p.m. on November 8, 2022, the final redemption price is $10.0837 per share redeemed.

About 8i Acquisition 2 Corp.

8i Acquisition 2 Corp. is a British Virgin Islands company incorporated in January 2021 as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. LAX’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although LAX intends to focus on targets located in Asia.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For investor and media inquiries, please contact:

Gateway Group

IR: Cody Slach or Matthew Hausch
PR: Zach Kadletz or Catherine Adcock
Phone: (949) 574-3860
E-mail : LAX@gatewayir.com